Exhibit 21

EXHIBIT 21 -- SUBSIDIARIES OF THE REGISTRANT

Name		State or Country of Incorporation or Organization

Adveco Cuatro, S.L., Sociedad Unipersonal		Spain
Aguadilla Shoe Corporation		Michigan
d/b/a	Wolverine Boot Corporation Wolverine Boot
Brooks France, S.A.		France
BSI Shoes, Inc.		Michigan
Dominican Wolverine Shoe Company Limited		Cayman Islands
Hush Puppies Canada Footwear Ltd.		Canada
Hush Puppies Retail, Inc.		Michigan
d/b/a	Hush Puppies & Family Hush Puppies Factory Direct Little Red Shoe House UP Footgear
Hush Puppies (U.K.) Ltd.		England & Wales
Hy-Test, Inc.		Michigan
d/b/a	Hy-Test
Merrell (Europe) Limited		England & Wales
Merrell Europe B.V.		The Netherlands
Spartan Shoe Company Limited		Cayman Islands
Wolverine de Costa Rica, S.A.		Costa Rica
Wolverine de Mexico S.A. de C.V.		Mexico
Wolverine Design Center, Inc.		Michigan
Wolverine Europe Limited		England & Wales
Wolverine International GP, LLC		Michigan
Wolverine International, L.P.		Cayman Islands
Wolverine Outdoors, Inc.		Michigan
Wolverine Procurement, Inc.		Michigan
Wolverine Russia, Inc.		Michigan
Wolverine Slipper Group, Inc.		Michigan
d/b/a	Wolverine Slipper Group
Wolverine Sourcing, Inc.		Michigan
Wolverine World Wide Europe Limited		England & Wales

All of the subsidiaries listed above are wholly-owned subsidiaries of the Company except Wolverine Europe Limited, which is 95% owned by the Company.